UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         May 1, 2015

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 1, 2015, KMG Chemicals, Inc. (the “Company”) completed the acquisition of Valves Incorporated of Texas (“Val-Tex”), a privately held Texas corporation, pursuant to the terms of a previously announced Agreement and Plan of Merger (the “Merger Agreement”). Val-Tex manufactures and distributes industrial sealants and lubricants, primarily to the oil and gas storage, pipeline and gas distribution markets, as well as related products, such as lubrication equipment and fittings. In addition to the lubricants business, Val-Tex also owned 606,875 shares of the Company’s common stock. Fred C. Leonard III was the majority shareholder, president and chief executive officer of Val-Tex. He is also a director of the Company.

The merger consideration paid to the former shareholders of Val-Tex was 606,875 shares of common stock of the Company plus $23.7 million in cash. The 606,875 shares of the Company previously owned by Val‑Tex were cancelled as of the time of the merger, and no additional net shares of the Company are outstanding as a result of the merger. The cash portion of the purchase price included payment of approximately $236,000 for the value of inventory at closing that exceeded $1.5 million. The merger consideration was determined based on arms-length negotiation among the parties to the Merger Agreement and was based on the estimated fair value of the assets, liabilities and business involved. The Company also assumed liabilities of approximately $0.5 million. The Company completed the acquisition by borrowing on its revolving loan under its existing credit facility with Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A.

A copy of the press release announcing the completion of the acquisition is attached as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated May 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Malinda G. Passmore	Date: May 1, 2015
Malinda G. Passmore,
Vice President and Chief Financial Officer